EXHIBIT 4.2

8 Hartom St, Jerusalem Israel 97775 Phone: +972-2-548-6555 Fax: +972-2-548-6550 www.biocancell.com info@biocancell.com

Allocation Letter No:

To:

To whom it may concern,

Re: Allocation Letter for Series 2 Warrants of BioCancell Therapeutics, Inc,
a Delaware Corporation (“the Corporation”)

This is to inform you that [_______] Series 2 Warrants for the purchase of shares of the stock of the Corporation (par value $0.01 each) are hereby allocated in your name as per the prospectus of the Corporation of [_______] (“the Prospectus”).

Please note that as established in the Prospectus, anyone exercising a Series 2 Warrant will be considered to have declared that they are not a U.S. Person, are not in the United States at the time of exercise, and are not exercising the Series 2 Warrant for a US Person and/or a person in the United States at the time of exercise.

This allocation letter can be split, transferred or waived in accordance with the terms of the Prospectus.

The allocated Series 2 Warrants will be recorded by the Corporation in its registry of Series 2 Warrant-holders of the Corporation.

Sincerely,

/s/ Avi Barak	/s/ Ira Weinstein
Avi Barak	Ira Weinstein
Chief Executive Officer	Chief Financial Officer
BioCancell Therapeutics, Inc.	BioCancell Therapeutics, Inc.